Exhibit 99.1

Extreme Networks Provides Update to Q2 Outlook

Announces Earnings Reporting Date

Morrisville, NC — January 8, 2024 – Extreme Networks, Inc. (Nasdaq: EXTR), a leader in cloud networking, today announced a business update on the financial results for its second quarter ended December 31, 2023. The company will report its full second fiscal quarter earnings results on January 31, 2024.

Second quarter revenues are now expected to be approximately $294 to $297 million, compared to the prior outlook of $312 to $327 million. The company expects annualized subscription and support revenue to be approximately $430 million, led by 41% year over year subscription growth, accelerating from 32% growth in Q1. The company expects recurring revenue to account for 33% of total revenue. Gross margin is expected to be toward the higher end of the prior guidance range for the quarter. The company’s ending cash balance for the quarter was $221.4 million, net of share repurchases during the quarter of $25 million.

“Our revised second fiscal quarter outlook reflects industry headwinds of channel digestion and elongated sales cycles. In late Q2, we saw multiple large deals pushing out to future quarters,” stated Ed Meyercord, President and CEO at Extreme. “We remain confident in our long-term strategy and our ability to achieve double-digit long-term revenue and EPS growth supported by competitive customer wins and the growth in our opportunity funnel. In addition, we’ve made significant progress advancing our strategic initiatives to launch our managed services commercial platform and unique subscription offering to large service providers.”

January 31, 2024 Earnings Conference Call

The details for the webcast are:

When:	Wednesday, January 31, 2024, at 8:00 a.m. ET (5:00 a.m. PT)
Where:	http://investor.extremenetworks.com/
Dial in:

To access the call by phone, please go to this link (Registration Link) and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Q&A Participation:	If you would like to participate in the Q&A, please register here: Registration Link [Q&A]

About Extreme Networks:

Extreme Networks, Inc. (EXTR) Inc. creates networking experiences that enable all of us to advance. We push the boundaries of technology leveraging the powers of machine learning, artificial intelligence, analytics, and automation. Over 50,000 customers globally trust our end-to-end, cloud-driven networking solutions and rely on our top-rated services and support to accelerate their digital transformation efforts and deliver progress like never before. For more information, visit Extreme's website at https://www.extremenetworks.com/ or LinkedIn, YouTube, Twitter, Facebook or Instagram.

Extreme Networks and the Extreme Networks logo are trademarks or registered trademarks of Extreme Networks, Inc. in the United States, and other countries.

Forward-Looking Statements

Statements in this press release, including statements regarding the company's expected revenues, recurring revenue, gross margin, cash balance, and other financial metrics, and the company’s ability to achieve double-digit long-term revenue and EPS growth, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release. There are several important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, changes resulting from the completion of the quarter-end review process, risks related to global macroeconomic and business trends; a highly competitive business environment for network switching equipment and cloud management of network devices; the company’s effectiveness in controlling expenses; the possibility that the company might experience delays in the development or introduction of new technology and products; customer response to the company’s new technology and products; risks related to pending or future litigation; political and geopolitical factors, including the Russia/Ukraine conflict; and a dependency on third parties for certain components and for the manufacturing of the company’s products. More information about potential factors that could affect the company's business and financial results are described in “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the company’s Annual Report on Form 10-K for the year ended June 30, 2023, and other documents of the company on file with the Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and the company’s financial condition and results of operations could be materially adversely affected.

###

Investor Relations and Press Contacts:

Stan Kovler Vice President, Corporate Strategy & Investor Relations Extreme Networks 919-595-4196 investor_relations@extremenetworks.com	Amy Aylward Vice President, Corporate Marketing Extreme Networks 603-952-5138 PR@extremenetworks.com